CUSIP No. 901314 10 4
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:         3235-0145
                                                  Expires:      August 31, 1999
                                                  Estimated average burden
                                                  hours per response......14.90
                                                  ------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ____)*

                                24/7 Media Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  901314 10 4
                    ----------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)
     Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:

     / /     Rule 13d-1(b)

     /X/     Rule 13d-1(c)

    /  /     Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 901314 10 4



    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Prospect Street Discovery Fund, Inc.  ;  13-3879550
-------------------------------------------------------------------------------

    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)    X - Joint Filing
-------------------------------------------------------------------------------
    3.     SEC Use Only

-------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   DE Corporation

-------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power
  Beneficially Owned       ----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power      1,313,027
  Person With:             ----------------------------------------------------
                           7.     Sole Dispositive Power
                           ----------------------------------------------------
                           8.     Shared Dispositive Power     1,313,027
-------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person
               1,313,027
-------------------------------------------------------------------------------
 10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
-------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)
               5.9%
-------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
               CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               Page 2 of 14 pages

-------------------------------------------------------------------------------
    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

               Prospect Street NYC Discovery Fund, L.P.; 13-3879548
-------------------------------------------------------------------------------
    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)    X - Joint Filing
-------------------------------------------------------------------------------
    3.     SEC Use Only
-------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   DE Limited Partnership
-------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power     1,313,027
  Beneficially Owned       ----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power
  Person With:             ----------------------------------------------------
                           7.     Sole Dispositive Power     1,313,027
                           ----------------------------------------------------
                           8.     Shared Dispositive Power
-------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person
               1,313,027
-------------------------------------------------------------------------------
 10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
-------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)
               5.9%
-------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
               PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               Page 3 of 14 pages

-------------------------------------------------------------------------------
    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

               Prospect Street NYC Co-Investment Fund, L.P.; 13-3968153
-------------------------------------------------------------------------------
    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)    X - Joint Filing
-------------------------------------------------------------------------------
    3.     SEC Use Only
-------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   DE Limited Partnership
-------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power     437,676
  Beneficially Owned       ----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power
  Person With:             ----------------------------------------------------
                           7.     Sole Dispositive Power     437,676
                           ----------------------------------------------------
                           8.     Shared Dispositive Power
-------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person
               437,676
-------------------------------------------------------------------------------
 10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
-------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)
               2.0%
-------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
               PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               Page 4 of 14 pages

-------------------------------------------------------------------------------
    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

               Prospect Street Co-Investment Fund, LLC;    04-3416259
-------------------------------------------------------------------------------

    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)    X - Joint Filing
-------------------------------------------------------------------------------
    3.     SEC Use Only
-------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   DE Limited Liability Company
-------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power
  Beneficially Owned       ----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power      437,676
  Person With:             ----------------------------------------------------
                           7.     Sole Dispositive Power
                           ----------------------------------------------------
                           8.     Shared Dispositive Power     437,676
-------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person
               437,676
-------------------------------------------------------------------------------
 10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
-------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)
               2.0%
-------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
               OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               Page 5 of 14 pages

-------------------------------------------------------------------------------
    1.     Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

               John F. Barry
-------------------------------------------------------------------------------
    2.     Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)    X - Joint Filing
-------------------------------------------------------------------------------
    3.     SEC Use Only
-------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   United States
-------------------------------------------------------------------------------
  Number of Shares         5.     Sole Voting Power     4,688
  Beneficially Owned       ----------------------------------------------------
  by Each Reporting        6.     Shared Voting Power      1,750,703
  Person With:             ----------------------------------------------------
                           7.     Sole Dispositive Power     4,688
                           ----------------------------------------------------
                           8.     Shared Dispositive Power     1,750,703
-------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person
               1,755,391
-------------------------------------------------------------------------------
 10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)
-------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)
               7.9%
-------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
               IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               Page 6 of 14 pages

CUSIP No. 901314 10 4

Item 1(a):        Name of Issuer:...

                  24/7 Media, Inc.

Item 1(b):        Address of Issuer's Principal Executive Offices:

                  1250 Broadway
                  New York, NY  10001

Item 2(a):        Name of Persons Filing:

                  Prospect Street Discovery Fund, Inc.
                  Prospect Street Co-Investment Fund, LLC
                  Prospect Street NYC Discovery Fund, L.P.
                  Prospect Street NYC Co-Investment Fund, L.P.
                  John F. Barry

Item 2(b):        Address of Principal Business Office:

                  The principal business offices of Prospect Street Discovery Fund, Inc., Prospect Street Co-Investment Fund, LLC, Prospect Street NYC Discovery Fund, L.P., Prospect Street NYC Co-Investment Fund, L.P. and John F. Barry are located at 10
                  E. 40th Street, 44th Floor, New York, New York 10016.

Item 2(c):        Citizenship:

                  See Item 4 of Cover Pages

Item 2(d):        Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e):        Cusip Number:

                  901314-10-4

Item 3: Information if statement filed pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not Applicable

Item 4(a):        Amount Beneficially Owned as of December 31, 1998:

                  John F. Barry directly holds 4,688 shares. Mr. Barry is the sole shareholder of Prospect Street Discovery Fund, Inc. Prospect Street Discovery Fund, Inc. is the general partner of Prospect Street NYC Discovery Fund, L.P., which holds 1,313,027 shares. Mr. Barry is the sole member of Prospect Street Co-Investment Fund, LLC. Prospect Street Co-Investment Fund, LLC is the general partner of Prospect Street NYC Co-Investment Fund, L.P., which holds 437,676 shares. Mr. Barry disclaims beneficial ownership of the shares held by any of these entities.

                               Page 7 of 14 pages

CUSIP No. 901314 10 4


Item 4(b):        Percent of Class:

                  See Item 11 of Cover Pages

Item 4(c):        Number of Shares to which such person has:

                  (i)   Sole power to vote or to direct the vote:   See Item 5 of Cover Pages
                  (ii)  Shared power to vote or direct the vote:    See Item 6 of Cover Pages
                  (iii) Sole power to dispose or to direct the      See Item 7 of Cover Pages
                        disposition of:
                  (iv)  Shared power to dispose or to direct the    See Item 8 of Cover Pages
                        disposition of:

Item 5:           Ownership of 5% or Less of a Class:

                  Not Applicable

                  If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( ).

Item 6:           Ownership of more than 5% on Behalf of Another Person.

                  Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8:           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9:           Notice of Dissolution of Group:

                  Not Applicable

                                   * * * * *



                               Page 8 of 14 pages

CUSIP No. 901314 10 4


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   December  9, 1999
                               Prospect Street NYC Discovery Fund, L.P.

                               BY: Prospect Street Discovery Fund, its Inc., general partner



                               By:
                                   --------------------------------------------
                                   John F. Barry
                                   President

                               Prospect Street Co-Investment Fund, LLC



                               By:
                                   --------------------------------------------
                                   John F. Barry
                                   Managing Member

                               Prospect Street Discovery Fund, Inc.



                               By:
                                   --------------------------------------------
                                   John F. Barry
                                   President

                               Prospect Street NYC Co-Investment Fund, L.P.


                               By:      Prospect Street Co-Investment
                                        Fund, LLC, its general partner



                               By:
                                   --------------------------------------------
                                   John F. Barry
                                   Managing Member


                                   --------------------------------------------
                                   John F. Barry


                               Page 9 of 14 pages

CUSIP No. 901314 10 4


                                 Exhibit Index
                                 -------------

Exhibit I         Statement of Prospect Street Co-Investment Fund, LLC.

Exhibit II        Statement of Prospect Street Discovery Fund, Inc.

Exhibit III       Statement of Prospect Street NYC Co-Investment Fund, L.P.

Exhibit IV Statement of John F. Barry disclaiming beneficial ownership to shares held by Prospect Street Discovery Fund, Inc., Prospect Street Co-Investment Fund, LLC, Prospect Street NYC Discovery Fund, L.P. and Prospect Street NYC Co-Investment Fund, L.P.







                               Page 10 of 14 pages

CUSIP No. 901314 10 4


                                   Exhibit I

                                       to

                                  Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


         Pursuant to Rule 13d-1(f)(1), Prospect Street Co-Investment Fund, LLC affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.



                                      Prospect Street Co-Investment Fund, LLC



                                      By:
                                           ------------------------------------
                                           John F. Barry
                                           Managing Member

                                      Dated:  December 9, 1999





                               Page 11 of 14 pages

CUSIP No. 901314 10 4


                                   Exhibit II

                                       to

                                  Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


         Pursuant to Rule 13d-1(f)(1), Prospect Street Discovery Fund, Inc. affirms it is individually eligible to use Schedule 13G and agrees that this
Schedule is filed on its behalf.



                                      Prospect Street Discovery Fund, Inc.



                                      By:
                                          -------------------------------------
                                          John F. Barry
                                          President

                                      Dated:  December 9, 1999




                               Page 12 of 14 pages

CUSIP No. 901314 10 4



                                  Exhibit III

                                       to

                                  Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


         Pursuant to Rule 13d-1(f)(1), Prospect Street NYC Co-Investment Fund, L.P. affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.



                                  Prospect Street NYC Co-Investment Fund, L.P.


                                  By:      Prospect Street Co-Investment
                                           Fund, LLC, its general partner



                                  By:
                                      -----------------------------------------
                                      John F. Barry
                                      Managing Member

                                  Dated:  December 9, 1999




                               Page 13 of 14 pages

CUSIP No. 901314 10 4



                                   Exhibit IV

                                       to

                                  Schedule 13G

                                   Under the

                        Securities Exchange Act of 1934


         John F. Barry disclaims beneficial ownership to the common shares of 24/7 Media, Inc. held by the following entities:

                  Prospect Street Discovery Fund, Inc.
                  Prospect Street Co-Investment Fund, LLC
                  Prospect Street NYC Discovery Fund, L.P.
                  Prospect Street NYC Co-Investment Fund, L.P.

         The filing of this Schedule 13G shall not be construed as an admission that John F. Barry is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

         Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, John F. Barry affirms he is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.




                                     ----------------------------------
                                     John F. Barry

                                     Dated:  December 9, 1999




                               Page 14 of 14 pages